UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  RW

GENERAL FORM FOR WITHDRAWAL OF REGISTRATION OF SECURITIES

OF SMALL BUSINESS ISSUERS

Under Section 12(b) or 12(g) of the

Securities Exchange Act of 1934

PrimeCare Systems, Inc.

(Name of Small Business Issuer in its Charter)

Delaware

54-1707928

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

  56 Harrison Street, Suite 501, New Rochelle, New York

              10801

(Address of Principal Executive Offices)

(Zip code)

(914) 576-8457
(Issuer’s Telephone Number)

Securities to be registered under Section 12(b) of the Act:

Title of Each Class to be so Registered None	Name of Each Exchange on Which Each Class is to be Registered None

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 Par Value

March 8, 2006

United States

Securities And Exchange Commission

Washington, D.C. 20549

Gentlemen:

Please remove the erroneous submission described below.

ACCEPTED FORM TYPE 10-12B Date: 06-Mar-2006 12:11

COMPANY: PrimeCare Systems, Inc.

FORM TYPE: 10-12B

NUMBER OF DOCUMENTS: 1

RECEIVED DATE: 06-Mar-2006 12:10

ACCEPTED DATE: 06-Mar-2006 12:11

FILING DATE: 06-Mar-2006 12:10

FILE NUMBER(S): 1. 001-32828

The document was resubmitted correctly as a 10SB12G on 6 March 2006.

Very truly yours,

PrimrCare Systems, Inc.

/s/ Edward C. Levine

Edward C. Levine, Chairman